EXHIBIT 99
UNITED COMMUNITY FINANCIAL CORP.
275 Federal Plaza West
Youngstown, Ohio 44503-1203
FOR IMMEDIATE RELEASE
Contact:
Patrick A. Kelly
Chief Financial Officer
(330) 742-0500, Ext. 2592
United Community Financial Corp. Announces Significant Earnings Growth
for the Three and Nine Months Ended September 30, 2005
YOUNGSTOWN, Ohio (October 19, 2005) — United Community Financial Corp. (Company) (Nasdaq: UCFC), holding company of The Home Savings and Loan Co. (Home Savings) and Butler Wick Corp. (Butler Wick), today reported net income of $6.4 million, or $0.22 per diluted share, for the quarter ended September 30, 2005, compared to $194,000, or $0.01 per diluted share, for the quarter ended September 30, 2004. Annualized return on average equity for the third quarter of 2005 was 9.75% versus 0.31% for the same period in 2004.
Net income increased to $17.8 million, or $0.61 per diluted share, for the first nine months of 2005, compared to $10.7 million, or $0.36 per diluted share, for the first nine months of 2004, a $7.1 million increase. Annualized return on average equity for the nine months ending September 30, 2005 was 9.16% compared to 5.55% for the first nine months of 2004. As previously reported, the third quarter of 2004 was negatively impacted by additional provision for loan losses.
“We are pleased with the level of loan and deposit growth in the third quarter, which contributed to overall strong performance,” said Douglas M. McKay, Chairman and Chief Executive Officer. “We are continuing to make progress in our community banking strategy and believe that the products and services that we offer give us an advantage in our markets. We are focused on continuing our successful strategy of growing our loan and deposit portfolios as well as controlling costs to consistently provide strong shareholder value.”
Third Quarter Results
Net interest income for the third quarter increased $1.6 million, to $20.1 million, from $18.5 million in the third quarter of 2004, due primarily to an increase of $5.7 million in interest earned on net loans. Interest earned on other interest-earning assets such as securities, margin accounts and loans held for sale also contributed to the increase. These increases were partially offset by increases in interest expense on deposits of $2.6 million and Federal Home Loan Bank advances of $1.7 million.

The average balance of net loans continued to rise with an increase of $238.0 million in the third quarter of 2005 compared to the third quarter of 2004. Deposits and advances from the Federal Home Loan Bank also continued to increase. The average balance of deposits increased $105.4 million and Federal Home Loan Bank advances increased $89.4 million.
The net interest margin for the third quarter of 2005 was 3.48% compared to 3.55% for the same period a year ago. This change was due to several factors, including migration of checking and savings balances into more costly certificates of deposit, narrowing spreads on new loan production and the overall flattening of the yield curve.
The provision for loan losses decreased $8.5 million for the three months ended September 30, 2005, compared to the same period in 2004. The change was attributed to a lower loan loss provision being required in the third quarter of 2005 as compared to the third quarter of 2004 due to credit issues that existed in the third quarter of 2004 concerning loans to a boat dealer and customers of that dealer. The provision for loan losses is monitored closely by management and adjusted regularly for such factors as delinquency rates, collateral securing loans and the overall economic environment in which the Company does business.
Total non-interest income increased $1.1 million to $9.8 million for the three months ended September 30, 2005, compared to $8.7 million for the same period in 2004. Brokerage commissions increased $770,000 and gains recognized on trading securities increased $272,000.
Non-interest expense increased $1.7 million due largely to an increase in employee compensation and benefits of $1.5 million. The increase is largely attributable to higher commissions paid at Butler Wick as a result of increased brokerage activity along with rising health care costs Company wide. Additionally, an increase in the number of employees needed to establish the Wholesale Lending and Non-deposit Investment Departments at Home Savings contributed to the increase.
The provision for income tax for the third quarter of 2005 was $3.3 million compared to $29,000 for the same quarter in 2004, due to higher pre-tax income for the quarter.
Year-to-date Results
Net interest income for the first nine months of 2005 increased $3.5 million, or 6.4% over the first nine months of 2004. The increase is due largely to an increase of $13.7 million in interest earned on loans offset by increases in interest expense on deposits of $6.3 million and in interest expense on Federal Home Loan Bank advances of $4.4 million. The increase in interest earned on loans is a result of an increase in the average balance of net loans of $238.9 million over the same period last year. The increase in interest expense on deposits and Federal Home Loan Bank advances is a result of the increased funding needs to accommodate growth in the loan portfolio.
The Company’s net interest margin for the first nine months of 2005 was 3.46%, which represents a decrease of 19 basis points compared to the first nine months of 2004. This change was due to several factors including migration of checking and savings balances into more costly certificates of deposit, narrowing spreads on new loan production and the overall flattening of the yield curve.
The provision for loan losses decreased $9.3 million, or 84.1% for the nine months ended September 30, 2005 compared to the nine months ended September 30, 2004. The change was attributed to a lower loan loss provision being required in the first nine months of 2005 as compared to the first nine months of 2004 due to credit issues that existed in the third quarter 2004 concerning a boat dealer and customers of that dealer.
Non-interest income increased $1.3 million for the first nine months of 2005 compared to the first nine months of 2004. The increase is due to higher brokerage commissions received in 2005 and increased service fees earned by Home Savings and Butler Wick. These increases were offset partially by decreases in gains on securities and loans sold.
Non-interest expenses rose $3.5 million during the nine months ended September 30, 2005, compared to the same period in 2004. An increase in employee compensation and benefits of $2.8 million contributed to the increase. Other expenses also increased consisting, in part, of legal and audit fees. These increases were offset partially by a decrease in advertising expense of $294,000 and the amortization of the core deposit intangible of $184,000.
The change in the provision for income taxes is a result of changes in pre-tax income reported by the Company. During the nine months ended September 30, 2005, the Company recorded a $9.1 million provision for income taxes. This is an increase of $3.5 million over the nine months ended September 30, 2004.
Financial Condition
United Community’s return on average assets and return on average equity improved to 1.00% and 9.16%, respectively, for the nine months ended September 30, 2005. The returns on average assets and average equity were 0.67% and 5.55%, respectively, for the nine months ended September 30, 2004.
Total assets increased $190.9 million to $2.5 billion at September 30, 2005, from $2.3 billion at December 31, 2004. This increase was due primarily to an increase in net loans of $199.4 million and an increase of $33.4 million in loans held for sale. Partially offsetting this growth was a decline in securities of $41.2 million.
During the first nine months of 2005, growth aggregating $199.4 million occurred in all loan categories. Real estate loans increased $62.7 million, construction loans increased $86.4 million, consumer loans increased $40.5 million and commercial loans increased $9.2 million. The allowance for loan losses decreased $593,000 at September 30, 2005 to $15.3 million from $15.9 million at December 31, 2004. The allowance for loan losses as a percentage of total loans was 0.75% at September 30, 2005, compared to 0.87% at December 31, 2004.
Loans held for sale increased as a result of approximately $65.0 million in fixed rate, 30-year mortgages being moved from the portfolio to held for sale. These loans were moved in order to reduce interest rate sensitivity of the bank in both a rising or falling interest rate environment. It is expected these loans will be sold during the fourth quarter of 2005.
Other assets include premises and equipment, accrued interest receivable and margin accounts. As a result of activity during 2005, this category increased $4.2 million. Premises and equipment increased $2.3 million primarily due to the construction and relocation of two Home Savings branches.
In order to fund the growth in the loan portfolio, the Company recognized an increase in total liabilities of $181.6 million. Approximately half of this increase, or $90.1 million, was in interest-bearing deposits. The remaining growth was due largely to an increase in Federal Home Loan Bank advances of $89.7 million.
Shareholder’s equity increased $9.3 million during the first nine months of 2005. The increase largely was attributable to increased earnings for the year offset by dividend payments made to shareholders during the past nine months and the continued repurchase of Company shares during the year. Tangible book value per share and book value per share as of September 30, 2005, were $7.27 and $8.43, respectively. For the period ending December 31, 2004, tangible book value per share and book value per share were $6.92 and $8.09, respectively.
Home Savings and Butler Wick are wholly owned subsidiaries of the Company. Home Savings operates 36 full service banking offices and 6 loan production offices located throughout Ohio and Western Pennsylvania. Butler Wick has 12 office locations providing full service retail brokerage, capital markets and trust services throughout Northern Ohio and Western Pennsylvania. Additional information on the Company, Home Savings and Butler Wick may be found on the Company’s web site: www.ucfconline.com.
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When used in this press release the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in The Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Home Savings’ market area, demand for investments in Butler Wick’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect The Company’s financial performance and could cause The Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

UNITED COMMUNITY FINANCIAL CORP.

	As of	As of
	September 30, 2005	December 31, 2004
	(Dollars in thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

ASSETS
Cash and cash equivalents	$32,636	$40,281
Securities	189,475	230,720
Federal Home Loan Bank stock, at cost	23,663	22,842
Loans held for sale	92,480	59,099
Loans:
Real estate	1,209,974	1,147,261
Construction	434,851	348,423
Consumer	308,104	267,646
Commercial	77,706	68,523
Allowance for loan losses	(15,284)	(15,877)
Real estate owned and other repossessed assets	3,522	1,682
Goodwill	33,593	33,593
Core deposit intangible	2,373	2,887
Cash surrender value of life insurance	22,043	21,406
Other assets	63,520	59,302

Total assets	$2,478,656	$2,287,788

LIABILITIES
Deposits:
Interest-bearing	$1,528,727	$1,437,987
Noninterest-bearing	91,714	84,965
Federal Home Loan Bank advances	513,055	423,355
Repurchase agreements and other	57,435	60,148
Other liabilities	26,109	28,981

Total liabilities	2,217,040	2,035,436

SHAREHOLDERS’ EQUITY
Preferred stock-no par value; 1,000,000 shares authorized and unissued at September 30, 2005	—	—
Common stock-no par value; 499,000,000 shares authorized; 37,804,457 issued	143,369	142,337
Retained earnings	204,176	193,690
Accumulated other comprehensive income	(654)	1,063
Unearned compensation	(13,564)	(14,930)
Treasury stock, at cost; 6,778,549 and 6,602,477 shares, respectively	(71,711)	(69,808)

Total shareholders’ equity	261,616	252,352

Total liabilities and shareholders’ equity	$2,478,656	$2,287,788

Book value per share	$8.43	$8.09
Tangible book value per share	$7.27	$6.92

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(Dollars in thousands, except per share data)
SELECTED EARNINGS DATA (UNAUDITED):

Interest income	$35,106	$28,986	$98,722	$83,710
Interest expense	15,044	10,497	40,573	29,052

Net interest income	20,062	18,489	58,149	54,658

Provision for loan losses	702	9,226	1,753	11,053
Noninterest income:
Brokerage commissions	4,771	4,001	13,998	12,548
Service fees and other charges	3,064	3,052	9,255	8,642
Underwriting and investment banking	153	229	761	802
Net gains (losses):
Securities	113	(99)	383	1,037
Loans sold	777	807	1,676	2,496
Other	83	(25)	140	(22)
Other income:	811	713	2,724	2,162

Total noninterest income	9,772	8,678	28,937	27,665

Noninterest expense:
Salaries and employee benefits	12,753	11,227	37,875	35,045
Occupancy	1,012	924	3,028	2,758
Equipment and data processing	2,356	2,276	6,860	6,811
Amortization of core deposit intangible	160	213	515	699
Other noninterest expense	3,156	3,078	10,215	9,689

Total noninterest expense	19,437	17,718	58,493	55,002

Income before taxes	9,695	223	26,840	16,268
Income taxes	3,304	29	9,070	5,599

Net income	$6,391	$194	$17,770	$10,669

Basic earnings per share	$0.22	$0.01	$0.62	$0.36
Diluted earnings per share	$0.22	$0.01	$0.61	$0.36
Dividends paid per share	$0.0825	$0.075	$0.2475	$0.225

	Three Months Ended	Three Months Ended	Three Months Ended
	September 30,	June 30,	March 31,
	2005	2005	2005
	(Dollars and share data in thousands)
AVERAGE DAILY BALANCE OF SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

Net loans (including allowance for loan losses of $15,284, $15,116 and $15,773, respectively)	$2,032,602	$1,951,085	$1,853,715
Loans held for sale	29,980	23,435	47,709
Securities	199,744	230,663	223,623
Other interest-earning assets	27,019	26,524	26,526
Total interest-earning assets	2,304,831	2,247,139	2,166,897
Total assets	2,436,612	2,387,943	2,305,007
Certificates of deposit	966,216	904,932	845,650
Interest-bearing checking, demand and savings accounts	541,395	571,569	599,008
Other interest-bearing liabilities	540,204	525,317	485,558
Total interest-bearing liabilities	2,047,728	2,001,818	1,930,216
Noninterest-bearing deposits	91,393	88,308	85,293
Total noninterest-bearing liabilities	126,817	128,425	118,594
Total liabilities	2,174,545	2,130,243	2,048,810
Shareholders’ equity	262,067	257,700	256,197
Common shares outstanding for basic EPS calculation	28,774	28,779	28,815
Common shares outstanding for diluted EPS calculation	29,117	29,100	29,140

SUPPLEMENTAL LOAN DATA:

Loans originated	$379,658	$377,147	$289,680
Loans purchased	119,095	83,127	71,240
Loans sold	70,394	48,947	44,765
Loan chargeoffs	606	1,608	762
Recoveries on loans	72	533	25

	As of	As of	As of
	September 30,	June 30,	March 31,
	2005	2005	2005
	(Dollars in thousands)
SUPPLEMENTAL DATA:

Nonaccrual loans	$24,133	$25,003	$27,233
Restructured loans	1,257	1,204	1,697
Real estate owned and other repossessed assets	3,522	3,133	2,980
Total nonperforming assets	29,193	30,341	32,134
Mortgage loans serviced for others	724,429	692,530	677,833
Securities trading, at fair value	17,135	37,899	37,419
Securities available for sale, at fair value	172,340	180,297	184,283
Federal Home Loan Bank stock, at cost	23,663	23,376	23,096

Number of full time equivalent employees	799	819	799

REGULATORY CAPITAL DATA:

Tier 1 leverage ratio	8.53%	8.46%	8.43%
Tier 1 risk-based capital ratio	10.16%	10.04%	10.02%
Total risk-based capital ratio	10.94%	10.83%	10.87%